Exhibit 99.1

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com

Southern Company announces offering of $1.5 billion in aggregate principal amount of Convertible Senior Notes due December 15, 2025

ATLANTA, Feb. 23, 2023 – Southern Company (NYSE: SO) today announced an offering of $1.5 billion in aggregate principal amount of its convertible senior notes due December 15, 2025 (the “Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Southern Company expects to grant the initial purchasers of the Convertible Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Convertible Notes are first issued, up to an additional $225 million in aggregate principal amount of the Convertible Notes.

Final terms of the Convertible Notes, including the initial conversion price, interest rate and certain other terms of the Convertible Notes, will be determined at the time of pricing. The Convertible Notes will be senior, unsecured obligations of Southern Company. Interest on the Convertible Notes will be paid semiannually. The Convertible Notes will mature on December 15, 2025, unless repurchased or converted in accordance with their terms prior to such date.

Prior to September 15, 2025, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods. Thereafter, the Convertible Notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, Southern Company will pay cash up to the aggregate principal amount of the Convertible Notes to be converted and pay or deliver, as the case may be, cash, shares of Southern Company’s common stock, or a combination of cash and shares of common stock, at Southern Company’s election, in respect of the remainder, if any, of Southern Company’s conversion obligation in excess of the aggregate principal amount of the Convertible Notes being converted.

Southern Company intends to use the net proceeds from this offering to repay all or a portion of its outstanding commercial paper borrowings. Southern Company intends to use any remaining proceeds for general corporate purposes, which may include investment in its subsidiaries.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The offer and sale of the Convertible Notes and the shares of common stock issuable upon conversion of the Convertible Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and the Convertible Notes and such shares of common stock may not be offered or sold without registration or an applicable exemption from registration requirements.

About Southern Company

Southern Company (NYSE: SO) is a leading energy provider serving 9 million residential and commercial customers across the Southeast and beyond through its family of companies. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy distribution company with national capabilities, a fiber optics network and telecommunications services.

Cautionary Notice Regarding Forward-Looking Statements

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the planned offering of the Convertible Notes and the expected use of proceeds from the offering. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: global and U.S. economic conditions, including impacts from recession, inflation, interest rate fluctuations, and financial market conditions, and the results of financing efforts; access to capital markets and other financing sources; changes in Southern Company's credit ratings; and catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars, or other similar occurrences. Southern Company expressly disclaims any obligation to update any forward‐looking information.